UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SanDisk Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	77-0191793 (I.R.S. Employer Identification No.)
601 McCarthy Boulevard
Milpitas, California 95035
(Address, including Zip Code, of Principal Executive Offices)

Pliant Technology, Inc. 2007 Stock Plan
(Full title of the plan)

James F. Brelsford, Esq.
Chief Legal Officer and
Senior Vice President of IP Licensing

SanDisk Corporation
601 McCarthy Boulevard
Milpitas, California 95035
(408) 801-1000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock issuable under the Pliant Technology, Inc. 2007 Stock Plan	208,913	$4.35	$909,620.02	$105.61

(1)
This Registration Statement covers the number of the Registrant’s shares of common stock, par value $0.001 per share (the “Common Stock”), stated above that may be offered or issued pursuant to the assumed Pliant Technology, Inc. 2007 Stock Plan (the “Plan”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.

PART I
PART II
Item 3.                 Incorporation of Documents by Reference
Item 4.                 Description of Securities
Item 5.                 Interests of Named Experts and Counsel
Item 6.                 Indemnification of Directors and Officers
Item 7.                 Exemption from Registration Claimed
Item 8.                 Exhibits
Item 9.                 Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EXHIBIT 4.1
EXHIBIT 5.1
EXHIBIT 23.1

EXPLANATORY NOTE

SanDisk Corporation (the “Registrant”) is filing this Registration Statement on Form S-8 in connection with awards granted under the Pliant Technology, Inc. 2007 Stock Plan that the Registrant, pursuant to that certain Agreement and Plan of Merger, dated as of May 13, 2011, by and among the Registrant, Pacific MergerSub, Inc., a wholly owned subsidiary of the Registrant, Pliant Technology, Inc., and Shareholder Representative Services LLC, as Stockholders’ Agent, assumed upon the closing of the merger on May 24, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document containing the information specified in Part I of this Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended January 2, 2011, filed with the Commission on February 23, 2011 (Commission File No. 000-26734);

(b)	The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended April 3, 2011, filed with the Commission on May 11, 2011 (Commission File No. 000-26734);

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 27, 2011, February 25, 2011, March 22, 2011 and April 21, 2011 (each, Commission File No. 000-26734);

(d)
The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 8, 1995 (Commission File No. 000-26734), and any other amendment or report filed for the purpose of updating such description; and

(e)
The description of the Registrant’s preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on September 25, 2003 (Commission File No. 000-26734), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities

Not applicable.

Item 5.                      Interests of Named Experts and Counsel

Not applicable.

Item 6.                      Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.  The Registrant provides in its bylaws for indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.  The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, the Registrant’s directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders.  However, this provision in the Registrant’s certificate of incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of fiduciary duty as a director for (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law and (iv) any transaction from which the director derived any improper personal benefit.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.  The Registrant has entered into indemnification agreements with its directors and certain officers that provide its directors and certain officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.  The Registrant maintains officers’ and directors’ liability insurance.

Item 7.                      Exemption from Registration Claimed

Not Applicable.

Item 8.                      Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.                      Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on May 31, 2011.

SANDISK CORPORATION

By:	/s/ Judy Bruner
Name:	Judy Bruner
Title:	Executive Vice President, Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sanjay Mehrotra and Judy Bruner, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Sanjay Mehrotra	President and Chief Executive Officer	May 31, 2011
	(Sanjay Mehrotra)	and Director (Principal Executive Officer)

By:	/s/ Judy Bruner	Executive Vice President,	May 31, 2011
	(Judy Bruner)	Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Michael E. Marks	Chairman of the Board	May 27, 2011
(Michael E. Marks)

By:	/s/ Irwin Federman	Director	May 27, 2011
(Irwin Federman)

By:	/s/ Kevin DeNuccio	Director	May 27, 2011
(Kevin DeNuccio)

By:	/s/ Steven J. Gomo	Director	May 27, 2011
(Steven J. Gomo)

By:	/s/ Eddy W. Hartenstein	Director	May 27, 2011
(Eddy W. Hartenstein)

By:	/s/ Dr. Chenming Hu	Director	May 31, 2011
(Dr. Chenming Hu)

By:	/s/ Catherine P. Lego	Director	May 30, 2011
(Catherine P. Lego)

By:	/s/ James D. Meindl	Director	May 19, 2011
(James D. Meindl)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Pliant Technology, Inc. 2007 Stock Plan.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm).
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Power of Attorney (included in this Registration Statement).